Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Techpoint, Inc.

San Jose, California

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (File Nos.333-27128, 333-263487, 333-254223, 333-235950, 333-229234, 333-224014 and 333-221096) of Techpoint, Inc. of our report dated March 15, 2024, relating to the consolidated financial statements, which appear in this Form 10-K.

/s/ Macias, Gini and O’Connell LLP

Irvine, California

March 15, 2024